Exhibit 15.1

January 9, 2013

Board of Directors

Texas Industries, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 2,500,000 shares of common stock of Texas Industries, Inc. pursuant to the provisions of the Texas Industries, Inc. 2004 Omnibus Equity Compensation Plan, of our reports dated September 28, 2012 and January 9, 2013 relating to the unaudited consolidated interim financial statements of Texas Industries, Inc. that are included in its Forms 10-Q for the quarters ended August 31, 2012 and November 30, 2012, respectively.

/s/ Ernst & Young LLP

Fort Worth, Texas